Exhibit 99.1

Investor Relations Contact:

John Mills

Integrated Corporate Relations

310.954.1105

JMills@icrinc.com

Media Contact:

Katie Pitra

RF|Binder Partners

212.994.7573

katie.pitra@rfbinder.com

eDiets.com® Announces Q2 Results

DEERFIELD BEACH, FL, August 14, 2006 – eDiets.com, Inc. (NASDAQ: DIET), leveraging the power of the Internet to bring diet, fitness and healthy lifestyle solutions to everyone, today announced results for the second quarter ended June 30, 2006.

Revenues for the second quarter of 2006 were $13.9 million, an 8% decrease from $15.1 million in the comparable period last year. Net loss for the quarter was $(0.8) million, compared to net income of $1.3 million for the second quarter of 2005. Earnings per diluted share were a loss of $(0.03) for the second quarter of 2006, compared to $0.06 for the same period last year. Adjusted EBITDA (EBITDA loss), defined as net (loss) income before interest, taxes, depreciation, amortization, stock based compensation and severance charges, for the quarter ended June 30, 2006 was $(0.3) million compared to $1.5 million for the quarter ended June 30, 2005.

For the six months ended June 30, 2006, the Company reported revenues of $27.7 million, a 2% decrease from revenues of $28.1 million for the same period last year. Net loss for the first six months of 2006 was a loss of $(4.4) million, or $(0.19) per share, compared to a loss of $(2.2) million, or $(0.10) per share, for the first six months of 2005. Adjusted EBITDA loss for the first half of 2006 totaled $(2.7) million compared to $(1.8) million in the comparable prior year period.

Operating Highlights:

•	Completed the acquisition of Nutrio.com, a leader in the private label online diet and fitness business

•	Completed the private placement of 2.0 million shares of common stock with Prides Capital, LLC (“Prides”); Prides also purchased 7.0 million shares from eDiets.com’s founder David Humble. Kevin Richardson and Stephen Cootey of Prides joined the Board of Directors and Richardson was elected Chairman of the Board

•	Hired the former Clinical Coordinator of the Behavioral Weight Management Research Program at the University of Vermont to develop online programs and research studies for the company

•	Engaged The Hambrick Group and DZP Marketing Communications, Inc. to conduct broad-based consumer research and develop new advertising campaigns for launch in late Q406

Kevin Richardson commented, “Prides Capital is very excited about the opportunities that lie ahead for eDiets.com. We have the right platform and the cornerstones to become a large player in the health and wellness arena. We have a solid team of employees and we are in the process of adding additional senior management. Since making our investment we have been encouraged to see a number of new initiatives underway that we expect to begin to impact results over the coming twelve months. By the end of 2006 we will lay out both our long term goals and the short term metrics that will allow constituents to track our progress.”

Robert Hamilton, Interim CEO and Chief Financial Officer, added, “With new revenue streams as well as new board and executive leadership coming on we are reviewing our strategic plan. In doing so we have determined that our top priorities are to add more online marketing and wellness expertise to our management ranks, to sharpen our understanding of our customers and our relationship with them and to upgrade our consumer experience. As a result, we have begun to redeploy low-yielding portions of our ad budget as well as some of our people. We are now conducting research that will increase our customer knowledge and are starting to redesign our Web sites and some of our programs across both our legacy meal plan business and our developing direct-to-consumer meal delivery service.”

Guidance

Given current plans to reevaluate the Company’s goals and metrics and build a strong foundation for future growth, eDiets.com is withdrawing its previously issued revenue and earnings guidance for 2006.

Mr. Hamilton concluded, “We continue to see tremendous opportunity in the market for nutrition- and fitness-related services, information and products and believe that eDiets.com offers the most comprehensive solution available. With the recent acquisition of Nutrio.com, which we are integrating ahead of our plan, we are now serving both the business-to-consumer and the business-to-business marketplaces. We are committed to refining our operating model so eDiets.com can enjoy long-term profitable revenue growth.”

Conference Call:

The company will host a conference call to discuss the second quarter results at 8:30 a.m. Eastern Time on Tuesday, August 15. Participants may access the call by dialing 866-800-8651 (domestic) or 617-614-2704 (international), passcode 28901142. In addition, the call will be webcast via the company’s web site at www.eDiets.com/investors, Investor Relations, where it will also be archived. A telephone replay will be available through Tuesday, August 29. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), passcode 78798392.

About eDiets.com

eDiets.com, Inc. is a premier online diet, fitness, and healthy living destination offering professional advice, information, products and services to those seeking to improve their health and longevity. Since 1997 more than two million consumers worldwide have become eDiets.com members. Among other honors, the site has been named a Forbes.com spring 2005 “Best of the Web” and “Forbes Favorite” in the diet and nutrition category, and a PC Magazine “Editors’ Choice” 2004 and 2005. eDiets.com offers more than 20 personalized online nutrition and fitness programs, as well as access to a wide range of expert and peer-based online support services that are all conveniently available around the clock. Founded in 1996 and headquartered in Deerfield Beach, FL, eDiets.com operates Web sites at http://www.eDiets.com, http://www.eFitness.com, http://www.eDiets.de and http://www.eDiets.com.es. For more information about eDiets.com, please call 954-360-9022 or visit http://www.eDiets.com

* Use of Non-GAAP Financial Measures

In its earnings releases, conference calls, slide presentations or webcasts, the Company may use or discuss adjusted EBITDA, which is a non-GAAP financial measure as defined by SEC Regulation G. Management regularly reviews adjusted EBITDA (EBITDA loss) as an analytical indicator of the Company’s financial performance and believes that it is useful to investors in evaluating operating performance. In addition, the Company uses adjusted EBITDA (EBITDA loss) as a measure of performance for its business segments and for incentive compensation purposes. The Company does not intend for adjusted EBITDA to be considered in isolation or as a substitute for any GAAP measure. Adjusted EBITDA (EBITDA loss), as presented, may not be comparable to similarly titled measures of other companies.

Net income (loss) is the GAAP financial measure most directly comparable to adjusted EBITDA (EBITDA loss). A reconciliation of adjusted EBITDA (EBITDA loss) to net income (loss) is as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Net (loss) income	$(788)	$1,255	$(4,358)	$(2,215)
Interest, net	(36)	(33)	(138)	(70)
Income tax provision	37	(4)	43	(8)
Depreciation	175	196	410	401
Amortization of Intangibles	158	29	183	59
Stock - based compensation	179	19	685	37
Severance charges	0	0	475	0

Adjusted EBITDA loss	$(275)	$1,462	$(2,700)	$(1,796)

Safe Harbor Statement

Statements which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements of the Company to be materially different from those which may be expressed or implied by such statements. These risks and uncertainties include, among others, that the Company will not be able to obtain sufficient and/or acceptable outside financing (when and if required), changes in general economic and business conditions, changes in product acceptance by consumers, a decline in the effectiveness of sales and marketing efforts, loss of market share and pressure on prices resulting from competition, volatility in the advertising markets utilized by the Company, the termination of contractual relationships with the Company’s brand partners which license certain brand components and other proprietary information for the Company’s subscription programs, regulatory actions affecting the Company’s marketing activities, and the outcome of litigation pending against the Company. For additional information regarding these and other risks and uncertainties associated with eDiets.com’s business, reference is made to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and other reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements are current only as of the date on which such statements are made. The Company does not undertake any obligation to publicly update any forward- looking statements.

— Financial Tables Follow —

eDiets.com, Inc.

Summary of Consolidated Financial Information

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
INCOME STATEMENT DATA:
Revenues:
Membership	$11,077	$13,075	$21,903	$23,858
Other revenue	2,809	1,993	5,756	4,241

Total revenues	13,886	15,068	27,659	28,099

Cost and expenses:
Cost of revenue	2,600	2,295	5,492	4,075
Technology and development	826	813	1,470	1,521
Sales, marketing and support	9,082	9,218	20,476	21,642
General and administrative	2,016	1,482	4,496	3,085
Amortization of Intangibles	158	29	183	59

Total cost and expenses	14,682	13,837	32,117	30,382

(Loss) income from operations	(796)	1,231	(4,458)	(2,283)

Other income, net	45	20	143	60

Income tax (provision) benefit	(37)	4	(43)	8

Net (loss) income	$(788)	$1,255	$(4,358)	$(2,215)

(Loss) earnings per common share
Basic	$(0.03)	$0.06	$(0.19)	$(0.10)
Diluted	$(0.03)	$0.06	$(0.19)	$(0.10)

Weighted average common and common equivalent shares outstanding
Basic	22,941	21,444	22,402	21,378
Diluted	22,941	22,281	22,402	21,378

	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
STATEMENT OF CASH FLOW DATA:
Net cash provided by (used in):
Operations	$(2,874)	$383	$(3,034)	$(1,689)
Investing	$(9,676)	$(159)	$(9,822)	$(270)
Financing	$8,549	$84	$9,034	$313

	June 30, 2006	December 31, 2005
BALANCE SHEET DATA:
Cash and cash equivalents (including restricted cash)	$5,410	$8,612
Total assets	$26,600	$20,611
Deferred revenue	$5,175	$4,837
Long-term debt (excluding capital leases)	$—	$—
Stockholders’ equity	$13,023	$7,625

CONTACT: Robert T. Hamilton, Chief Financial Officer, 954-360-9022, rhamilton@ediets.com